EXHIBIT 21.1

List of Subsidiaries of Fuda Faucet Works, Inc.

Moral Star Development Limited, a British Virgin Islands company

Jiangxi Moral Star Copper Technology Co., Ltd., a wholly-owned foreign enterprise organized under law of the Peoples’ Republic of China